Calculation of Filing Fee Tables

Form S-8

(Form Type)

Vista Gold Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, no par value	Rule 457(h)	3,000,000	$0.5628	$1,688,400	.0000927	$156.51
Total Offering Amounts					$1,688,400		$156.51
Total Fee Offsets							0
Net Fee Due							$156.51

(1)

The common shares being registered relate to awards to be undertaken in the future, with such terms and vesting conditions, as applicable, to be determined in accordance with the provisions of Vista Gold’s Amended Long Term Equity Incentive Plan (the “Plan”)

(2)

Pursuant to Rule 416(a), this Registration Statement shall also cover any additional common shares which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding common shares.

(3)

The offering price is estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of computing the amount of the registration fee and is based upon the average of the high and low prices of the Registrant’s common shares on September 1, 2022, as reported on the NYSE American.